Exhibit 3.129
CERTIFICATE OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA INC.
     Louis Janicich, being the duly elected Secretary of Seven-Up/RC Bottling Company of Southern California, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     1. That the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on January 24, 1990 (the “Certificate”).
     2. That the original name of the Corporation was WB Western Acquisition Corporation.
     3. The Corporation filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”) on May 13, 1996. On August 2 , 1996, the Court entered an order pursuant to 11 U.S.C. 1129(a) which authorized the Board of Directors of the Corporation pursuant to Section 303 of the General Corporation Law of the State of Delaware , to cause the Corporation to amend , integrate and restate the Corporation’s Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).
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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/09/1996
960232861 — 2220112

     IN WITNESS WHEREOF, the undersigned, being the Secretary hereinabove named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate of Incorporation this 8th day of August, 1996.

By:	/s/ Louis Janicich
Louis Janicich, Secretary

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.
ARTICLE FIRST
     The name of the corporation is Seven-UP/RC Bottling Company of Southern California, Inc.
ARTICLE SECOND
     The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THIRD
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organised under the General Corporation Law of the State of Delaware.
ARTICLE FOURTH
     The total number of shares of stock which the corporation has authority to issue to six million (6,000,000) shares of Common Stock, with a par value of one cent ($.01) per share. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue any shares of nonvoting stock.
ARTICLE FIFTH
     The corporation is to have perpetual existence.
ARTICLE SIXTH
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation except that no provision of Sections 2 and 11 of ARTICLE II, Section 4 of ARTICLE VI and ARTICLE VIII of the by-laws as of the date hereof of the corporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of shares entitled to cast not less than a majority of the votes at an annual meeting of stockholders at which all holders of Common Stock are entitled to vote.
ARTICLE SEVENTH
     Meetings of stockholders may be held within or without the State of Delaware, at the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware as such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHTH
     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE NINTH
     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE TENTH
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.